Exhibit 10.15

Mr. John Anderson
Strategic Resources Ltd.
320-1942 Broadway
Boulder, CO 80302

April _11, 2007

RE: Letter Agreement for the Option to Purchase San Sebastian Uranium Property

Dear Mr. Anderson:

This Letter Agreement, when signed by both parties, shall constitute the binding agreement for an option to purchase the San Sebastian uranium project, also known in the Provincial Mineral Directory of the Province of La Rioja, Argentina (hereinafter the "Property"), by Strategic Resources Ltd. ("Strategic") or its designee from Somuncurah SRL ("Somuncurah"), an Argentine entity. Somuncurah shall provide to Strategic, pursuant to industry standard confidentiality and non-compete agreements to be entered into, historic reports and project descriptions of the Property, a title review of the land status of the Property, and sufficient information (financial and otherwise) that may be required to be filed with the Securities and Exchange Commission by Strategic in connection with the exercise of the option on ________ __, 2007, as provided below. Following a reasonable opportunity to review such reports and land review data, the option to purchase shall be exercised by Strategic by paying US$50,000.00 to Somuncurah on or before April 11, 2007 by wire transfer to the account information to be supplied by Somuncurah. Upon such exercise, Strategic shall have the option to purchase the Property on the following terms and conditions:

1. In order to maintain the purchase option in force, Strategic shall make the following payments in the amounts and at the times specified below:

On or before September 14, 2007	US$ 50,000.00
On or before March 14, 2008	US$ 50,000.00
On or before September 14, 2008	US$ 50,000.00
On or before March 14, 2009	US$ 75,000.00
On or before September 14, 2009	US$ 75,000.00
On or before March 14, 2010	US$ 75,000.00
On or before September 14, 2010	US$ 75,000.00
On or before March 14, 2011	US$ 350,000.00

2. Upon making the final payment listed above (and, assuming each of the previous payments have been made timely), Strategic shall have completed the purchase of all of Somuncurah's right, title and interest in the Property, and Somuncurah.

directly and through the best efforts of George Young and its and his respective affiliates, shall promptly convey the Property to Strategic, free and clear of all liens and encumbrances, except any as shall have been suffered to attach to the Property by any action or inaction of Strategic or any of its officers, directors, agents or successors. In such conveyance, Somuncurah shall reserve to itself or its assigns a 1.5% Net Smelter Return royalty interest, determined and documented in accordance with industry standards.

3. At any time, Strategic may make any payment or payments called for above in advance of the actual date(s) specified. During the time up to and until all payments have been made, and so long as the purchase option is in effect, Strategic shall maintain the Property in full compliance with all regulatory requirements, and shall have the right to operate mineral exploration and any related exploitation and other activities as it sees fit, and shall file all reports and proofs of work as reasonable and necessary to maintain the Property in good standing with the Province of La Rioja and the Republic of Argentina. In addition, in the event that Strategic at any time desires not to proceed with the purchase option with respect to the Property, Strategic shall notify Somuncurah at least thirty (30) days in advance of the date for the next subsequent payment provided in paragraph 2 above, and thereafter shall have no further responsibility to maintain the good standing thereof, and Somuncurah shall take the Property from that point for its own account, and Strategic shall have no further rights in the Property or obligation to make any payment or payments falling due after thirty (30) days of such notice of relinquishment, or any other obligation relating to the Property, except for reclamation or other obligations arising from Strategic's operations prior to the time of relinquishment.

4. George Young, Somuncurah, and his and its respective affiliates accept responsibility for, and shall indemnify and hold Strategic harmless from and against, any and all taxes, governmental fees, and the like that may accrue against George Young, Somuncurah, and his and its affiliates in respect of the transactions contemplated hereby.

Upon the execution of this Letter Agreement by both parties and the payment of the initial exercise price of US$50,000.00, this Letter Agreement shall become a binding purchase option agreement enforceable in accordance with its terms. However, the parties may desire to enter into more formal documentation to enable any reasonable financing or regulatory review as may be required. In the event either party desires to do so, it is hereby mutually agreed that the parties will negotiate in good faith a more formal and definitive purchase option agreement and use their best efforts to finalize and execute the same within thirty (30) days from the date that either party notifies the other of such desire. Any such formal document shall contain the provisions of this Letter Agreement and such other usual and customary terms and conditions as are within the industry standards, so long as the basic provisions of this Letter Agreement remain embodied in such document.

In consideration of the foregoing agreements and commitments of the parties and the other terms provided above, the undersigned hereby acknowledge their consent and agreement to be bound by the terms of this Letter Agreement.

ACCEPTED AND AGREED THIS ___ DAY OF APRIL, 2007

STRATEGIC RESOURCES LTD.

By ______________________________

John Anderson
Chairman and CEO

ACCEPTED AND AGREED THIS ____ DAY OF APRIL, 2007

SOMUNCURAH SRL

By ______________________________

George S. Young
Its Attorney in Fact

EXHIBIT A

To Letter Agreement between Strategic Resources Ltd. and Somuncurah SRL

The following mining claims in the Province of La Rioja, Argentina:

Name	Hectares	Identifying Information
San Sebastian	__80__ hectares	As filed in La Rioja Official Records